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                                                                     EXHIBIT 5.2

                      [THE BON-TON STORES, INC. LETTERHEAD]

Robert E. Stern
Vice President - General Counsel                  May 26, 2006
and Secretary

The Bon-Ton Stores, Inc.
The Bon-Ton Department Stores, Inc.
2801 East Market Street
York, Pennsylvania 17402

      Re: Registration Statement on Form S-4

Ladies and Gentlemen:

      I am Vice President, General Counsel and Secretary to The Bon-Ton Stores, Inc., a Pennsylvania corporation (the "Company"). In connection with the registration by The Bon-Ton Department Stores, Inc., a Pennsylvania corporation and wholly owned subsidiary of the Company (the "Issuer"), of $510,000,000 in aggregate principal amount of 10-1/4% Senior Notes due 2014 (the "Exchange Notes"), and the registration by Bon-Ton Distribution, Inc., an Illinois corporation, Carson Pirie Scott, Inc., an Alabama corporation, Carson Pirie Scott II, Inc, a Mississippi corporation, Elder-Beerman Holdings, Inc., an Ohio corporation, Elder-Beerman Operations, LLC, an Ohio limited liability company, Elder-Beerman West Virginia, Inc., a West Virginia corporation, Herberger's Department Stores, LLC, a Minnesota limited liability company, McRIL, LLC, a Virginia limited liability company, The Bon-Ton Giftco, Inc., a Florida corporation, and The Elder -Beerman Stores Corp., an Ohio corporation (collectively, the "Guarantors"), of their guarantees with respect to the Exchange Notes (collectively, the "Exchange Guarantee") on a Form S-4 registration statement (the "Registration Statement") relating to an offer to exchange the Exchange Notes and the Exchange Guarantee for up to $510,000,000 in aggregate principal amount of unregistered 10-1/4% Senior Notes due 2014, guaranteed on a senior basis by the Guarantors and other affiliates of the Company, as described in the Registration Statement (the "Exchange Offer") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), you have requested my opinion with respect to the matters set forth below. Such of the Exchange Notes as are issued in accordance with the terms of the Exchange Offer and the Exchange Guarantee will be issued pursuant to an indenture dated as of March 6, 2006 (the "Indenture") by and among the Company, the Issuer, the Guarantors, the other guarantors that are parties thereto, and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"). Capitalized terms used herein without definition have the meanings given to them in the Indenture, a copy of which will be incorporated by reference as an exhibit to the Registration Statement.

      In my capacity as Vice President, General Counsel and Secretary in connection with the preparation and filing of the Registration Statement, I am familiar with the proceedings taken and proposed to be taken by the Company, the Issuer and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Exchange Guarantee.

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      As counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of rendering the opinions expressed herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

      Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the Exchange Guarantee, when (i) the Exchange Notes issued in accordance with the Exchange Offer have been authenticated by the Trustee and executed and delivered by the Issuer in accordance with the terms of the Registration Rights Agreement and the Indenture and (ii) the Exchange Guarantee has been authenticated by the Trustee and executed and delivered by the Guarantors in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute a legally valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms.

      My opinion set forth above is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance. This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof, is based on the current state of the law and the facts as of the date hereof, and I assume no obligation to advise you of any changes therein subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

      I consent to your filing this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                                                Very truly yours,

                                                /s/ ROBERT E. STERN
                                                Robert E. Stern

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